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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.     4       )(1)


HOWELL CORPORATION
-----------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

443051107
-----------------------------------------------------------------------------
                         (CUSIP Number)

July 27, 2000
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13G-07/98)

CUSIP No.                             13G                    Page   of  Pages


______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       Robert L. Gipson

______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

______________________________________________________________________________
3.   SEC USE ONLY



______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
        USA

______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          121,500
               _______________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

OWNED BY 227,273 (Assuming conversion of 75,000 $3.50 Convertible Preferred Shares "CVPRA")
               _______________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         121,500
               _______________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH         454,563 (Assuming Conversion of 78,000 $3.50 CVPRA shares.)
______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

576,063

______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

______________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10% (Assuming conversion of 78,000 $3.50 CVPRA shares.)

______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN

______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page   of  Pages


_____________________________________________________________________________
HOWELL CORPORATION

_____________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

1111 FANNIN, SUITE 1500, HOUSTON, TX 77002

______________________________________________________________________________
Item 2(a).  Name of Person Filing:

Robert L. Gipson

_____________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

C/O Ingalls & Snyder LLC, 61 BROADWAY, NEW YORK, NY 10006

_____________________________________________________________________________
Item 2(c).  Citizenship:

USA

_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:


COMMON STOCK
_____________________________________________________________________________
Item 2(e).  CUSIP Number:


443051107
______________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a)  [ ] Broker or dealer registered under Section15 of the Exchange Act.

    (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.

    (e)  [_] An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E);

    (f)  [_] An employee  benefit plan or endowment fund in  accordance with
               Rule 13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h)  [_] A savings  association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


  If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

CUSIP No.                             13G                   Page   of  Pages


Item 4.  Ownership.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned: 576,063
     (Assuming conversion of 78,000 $3.50 CVPRA shares.)


     (b)  Percent of class: 10%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  121,500

          (ii)  Shared power to vote or to direct the vote
                227,273 (Assuming conversion of 75,000 $3.50 CVPRA Shares.)

          (iii) Sole power to dispose or to direct the disposition of
                121,500

          (iv)  Shared power to dispose or to direct the disposition of

              454,563 (Assuming the conversion of 78,000 $3.50 CVPRA shares.)
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.




_____________________________________________________________________________
Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Shares beneficially owned by the reporting person reflect the following:

218,200 shares held in brokerage accounts over which the reporting person has discretionary dispositive authority,

227,273 shares, assuming conversion of 75,000 $3.50 CVRPA shares, held by Ingalls & Snyder Value Partners, L.P. ("ISVP"),

9,091 shares, assuming conversion of 3000 CVPRA shares held by other such discretionary accounts,

121,500 shares held individually by Robert L. Gipson, a Senior
Director of Ingalls & Snyder LLC.

Robert L. Gipson and Thomas O. Boucher, Jr., a Managing Director of I&S, are General Partners of ISVP and share voting
Authority over the shares owned by ISVP.

I&S manages the investments of ISVP on a discretionary basis under an investment advisory contract. I&S has filed a 13g dated 07/31/00 covering the shares listed above and other shares over which it has voting or dispositive control.

_____________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which
   Acquired the Security Being Reported on by the Parent Holding Company.



_____________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.



_____________________________________________________________________________
Item 9.  Notice of Dissolution of Group.



_____________________________________________________________________________
Item 10.  Certifications.

    (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

        "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are heldin the ordinary course of business and were not acquired and not heldfor the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


    (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

        "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are notheld in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               07/31/00
                                       -----------------------------------
                                                        (Date)


                                               /s/Robert L. Gipson
                                       -----------------------------------
                                                      (Signature)

                                               Robert L. Gipson
                                       -----------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).